Ernst & Young Audit	www.ey.com/fr
Tour First	Tél. : +33 (0) 1 46 93 60 00
TSA 14444
92037 Paris - La Défense cedex

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Orange Employee Share Offering 2021 of our reports dated February 18, 2021, with respect to the consolidated financial statements of Orange S.A. and its subsidiaries (the “Group”) and the effectiveness of internal control over financial reporting of the Group, included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG Audit

Paris - La Défense, France

September 30, 2021